NEWS RELEASE

MATERION CORPORATION REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS AND AFFIRMS GUIDANCE FOR THE FULL-YEAR 2017

MAYFIELD HEIGHTS, Ohio - July 27, 2017 - Materion Corporation (NYSE:MTRN) today reported second quarter 2017 financial results.

▪
Second quarter 2017 earnings were $0.36 per share, diluted, compared to $0.27 per share in the second quarter of 2016. Second quarter 2017 adjusted earnings were $0.42 per share, diluted, up 35% from second quarter 2016 adjusted earnings of $0.31 per share.

▪
Net sales for the second quarter of 2017 were $295.8 million, compared to $249.8 million for the second quarter of 2016. Second quarter 2017 value-added sales reached a quarterly record of $176.1 million, up 14% from second quarter 2016 value-added sales of $153.9 million.

▪	The Company resumed shipments in the second quarter of raw material beryllium hydroxide to a longstanding customer under a new long-term supply agreement.

▪	The Company affirms its full-year adjusted earnings guidance of $1.45 to $1.60 per share.

SECOND QUARTER 2017 RESULTS

Net sales for the second quarter were $295.8 million, compared to net sales of $249.8 million for the second quarter of 2016. Value-added sales were the highest level reported for any quarter at $176.1 million in the second quarter of 2017, up 14% compared to value-added sales of $153.9 million for the second quarter of 2016.

The increase in value-added sales in the second quarter of 2017 compared to the second quarter of 2016 was due to several factors. The acquisition of Heraeus’ high-performance target materials business (HTB) added $10.6 million of value-added sales in the second quarter of 2017. Raw material beryllium hydroxide shipments also commenced in the second quarter of 2017 under a new long-term supply agreement and totaled $5.3 million. We also experienced growth in our base business, including our two largest end markets of consumer electronics and industrial components, driven by favorable product mix due to new product sales growth and improved end market demand. New product sales in the second quarter of 2017 increased to $26.6 million, or 15% of total value-added sales.

Net income for the second quarter of 2017 was $7.3 million, or $0.36 per share, diluted, versus net income of $5.5 million for the second quarter of 2016. Adjusted earnings for the second quarter of 2017, which excludes non-recurring costs related to the Company’s CEO transition, integration costs related to the HTB acquisition, and cost reduction initiatives, were $0.42 per share, diluted, up 35% compared to second quarter 2016 adjusted earnings of $0.31 per share.

For the first six months of 2017, net sales were $536.5 million compared to net sales of $485.3 million for the same period last year. Value-added sales for the first six months of 2017 were $325.1 million, compared to $297.8 million for the same period last year. The 9% year-over-year growth in value-added sales is attributable to the HTB acquisition and a combination of higher new product sales growth and strength from customers serving the consumer electronics and industrial components end markets.

Year-to-date net income was $10.4 million or $0.51 per share, diluted, as compared to $10.9 million or $0.54 per share, diluted, in the comparable period of the prior year. Excluding special items in both periods, earnings for the first half of 2017 were $14.5 million, or $0.71 per share, diluted, as compared to $11.5 million, or $0.57 per share, for the same period last year. The 25% increase in year-to-date adjusted earnings per share is driven by a combination of topline sales growth and improved product mix.

Jugal Vijayvargiya, President and Chief Executive Officer, stated, “I am pleased with the value-added sales and earnings growth we delivered in the second quarter, both sequentially and versus the prior year. In terms of strategic initiatives, we successfully completed negotiations on a long-term supply agreement for raw material beryllium hydroxide and continued to integrate our newly acquired high-performance target materials business into our Advanced Materials business. We look forward to continuing the momentum in the second half of the year.”

BUSINESS SEGMENT REPORTING

Advanced Materials

Advanced Materials’ net sales for the second quarter of 2017 were $157.1 million, versus second quarter 2016 net sales of $113.6 million. Value-added sales for the second quarter of 2017 were $62.0 million, an increase of over 30% compared to value-added sales of $47.0 million for the same period in the prior year. The improvement in value-added sales was driven by our HTB acquisition, which contributed $10.6 million of value-added sales in the second quarter of 2017, and a combination of new product sales growth and strength from customers serving the consumer electronics and industrial components end markets.

Operating profit for the second quarter of 2017 was $8.7 million versus an operating profit of $7.3 million in the second quarter of 2016. Excluding non-recurring acquisition and integration costs, adjusted operating profit for the second quarter of 2017 was $9.0 million compared to $7.3 million in the second quarter of 2016. The increase in adjusted operating profit of 23% year-over-year is primarily due to favorable product mix driven by new product sales growth and stronger demand across all major end markets, including the segment’s largest end market of consumer electronics. The HTB acquisition also contributed favorably to the growth in adjusted operating profit during the second quarter of 2017.

Performance Alloys and Composites

Net sales for Performance Alloys and Composites in the second quarter of 2017 were $108.5 million compared to net sales of $97.7 million in the second quarter of 2016. Value-added sales were $92.7 million in the second quarter of 2017 compared to $83.4 million in the second quarter of 2016. The 11% year-over-year improvement in value-added sales was driven by two main factors. We resumed raw material beryllium hydroxide shipments in the second quarter of 2017 which totaled $5.3 million, compared with no shipments in the first quarter of 2017 or the second quarter of 2016. In addition, sales increased in our base product business into the commercial aerospace, industrial components, and consumer electronics end markets.

Operating profit for the second quarter of 2017 was $5.5 million as compared to $0.2 million for the same period last year. Excluding cost reduction efforts, primarily related to the closure of our service center in Fukaya, Japan, adjusted operating profit for the second quarter of 2017 was $6.2 million. The year-over-year increase in operating profit is due to a combination of the aforementioned sales growth and favorable product mix.

Precision Coatings

Precision Coatings’ net sales for the second quarter of 2017 were $30.2 million versus net sales of $38.5 million in the second quarter of 2016. Value-added sales for the second quarter of 2017 were $22.6 million, a 10% decline compared to $25.1 million for the same period of 2016. The decrease in value-added sales on a year-over-year basis is reflective of decreased medical end market sales, partially offset by sales growth in industrial component applications.

Precision Coatings’ operating profit for the second quarter of 2017 was $2.3 million, flat versus the second quarter of 2016. Operating profit as a percentage of value-added sales increased to 10% in the second quarter of 2017 compared to 9% in the same period last year due to improved productivity and cost reduction efforts which offset the decline in sales.

OUTLOOK

We significantly improved our operating performance both year-over-year and sequentially in the second quarter of 2017 for the following reasons: new product sales growth, favorable product mix, end market demand growth, raw material beryllium hydroxide shipments, an improved cost structure, and the HTB acquisition. We forecast these trends in the second quarter will continue for the balance of the year. As a result of these factors and review of our current order activity, we are affirming our full-year 2017 guidance of $1.45 to $1.60 per share.

ADJUSTED EARNINGS GUIDANCE

It is not possible for the Company to identify the amount or significance of future adjustments associated with potential insurance and litigation claims, legacy environmental costs, acquisition and integration costs, certain income tax items, or other non-routine costs that the Company adjusts in the presentation of adjusted earnings guidance. These items are dependent on future events that are not reasonably estimable at this time. Accordingly, the Company is unable to reconcile without unreasonable effort the forecasted range of adjusted earnings guidance for the full year to a comparable GAAP range. However, items excluded from the Company's adjusted earnings guidance include the historical adjustments noted in Attachments 4 and 5 to this press release.

CONFERENCE CALL

Materion Corporation will host an investor conference call with analysts at 9:00 a.m. Eastern Time, July 27, 2017. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until August 10, 2017 by dialing (877) 481-4010 or (919) 882-2331; please reference Replay ID Number 15864. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

▪	Actual net sales, operating rates and margins for 2017;

▪	Our ability to effectively integrate the HTB acquisition;

▪	The global economy;

▪	The impact of any U.S. Federal Government shutdowns and sequestrations;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, defense, medical, automotive electronics, telecommunications infrastructure, energy, commercial aerospace, and science;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in identifying acquisition candidates and in acquiring and integrating such businesses;

▪	The impact of the results of acquisitions on our ability to fully achieve the strategic and financial objectives related to these acquisitions;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects;

▪	The availability of adequate lines of credit and the associated interest rates;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities, and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The success of the realignment of our businesses;

▪	Our ability to strengthen our internal control over financial reporting and disclosure controls and procedures; and

▪	The risk factors as set forth in Item 1A of our Form 10-K for the year ended December 31, 2016.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact:                    Media Contact:

Stephen F. Shamrock                Patrick S. Carpenter
(216) 383-4010                    (216) 383-6835
stephen.shamrock@materion.com        patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g
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Attachment 1
Materion Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		Six Months Ended
(In thousands except per share amounts)	June 30, 2017	July 1, 2016	June 30, 2017	July 1, 2016
Net sales	$295,842	$249,776	$536,511	$485,287
Cost of sales	241,285	204,470	438,958	396,624
Gross margin	54,557	45,306	97,553	88,663
Selling, general, and administrative expense	38,075	32,437	71,703	62,924
Research and development expense	3,544	3,171	6,674	6,623
Other — net	3,204	3,921	6,022	5,807
Operating profit	9,734	5,777	13,154	13,309
Interest expense — net	695	512	1,188	927
Income before income taxes	9,039	5,265	11,966	12,382
Income tax (benefit) expense	1,726	(284)	1,603	1,465
Net income	$7,313	$5,549	$10,363	$10,917
Basic earnings per share:
Net income per share of common stock	$0.37	$0.28	$0.52	$0.55
Diluted earnings per share:
Net income per share of common stock	$0.36	$0.27	$0.51	$0.54
Cash dividends per share	$0.100	$0.095	$0.195	$0.185
Weighted-average number of shares of common stock outstanding:
Basic	20,012	20,015	19,991	20,016
Diluted	20,347	20,214	20,348	20,220

Attachment 2
Materion Corporation and Subsidiaries
Consolidated Balance Sheets

	(Unaudited)
(Thousands)	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$18,497	$31,464
Accounts receivable	133,674	100,817
Inventories	215,987	200,865
Prepaid and other current assets	22,162	12,138
Total current assets	390,320	345,284
Long-term deferred income taxes	40,543	39,409
Property, plant, and equipment	872,618	861,267
Less allowances for depreciation, depletion, and amortization	(622,351)	(608,636)
Property, plant, and equipment—net	250,267	252,631
Intangible assets	12,074	11,074
Other assets	6,183	5,950
Goodwill	90,035	86,950
Total Assets	$789,422	$741,298
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$3,140	$733
Accounts payable	46,064	32,533
Salaries and wages	28,541	29,885
Other liabilities and accrued items	25,878	21,340
Income taxes	3,195	4,781
Unearned revenue	2,797	1,105
Total current liabilities	109,615	90,377
Other long-term liabilities	17,700	17,979
Retirement and post-employment benefits	94,549	91,505
Unearned income	39,076	41,369
Long-term income taxes	1,994	2,100
Deferred income taxes	277	274
Long-term debt	23,254	3,605
Shareholders’ equity	502,957	494,089
Total Liabilities and Shareholders’ Equity	$789,422	$741,298

Attachment 3
Materion Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
(Thousands)	June 30, 2017	July 1, 2016
Cash flows from operating activities:
Net income	$10,363	$10,917
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	20,725	23,497
Amortization of deferred financing costs in interest expense	440	281
Stock-based compensation expense (non-cash)	3,507	1,919
(Gain) loss on sale of property, plant, and equipment	147	(695)
Deferred tax expense (benefit)	658	(1,489)
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(30,882)	(13,013)
Decrease (increase) in inventory	(6,498)	1,153
Decrease (increase) in prepaid and other current assets	(9,267)	(782)
Increase (decrease) in accounts payable and accrued expenses	15,519	(7,871)
Increase (decrease) in unearned revenue	1,685	(743)
Increase (decrease) in interest and taxes payable	(1,115)	1,310
Increase (decrease) in long-term liabilities	(3,891)	(6,221)
Other-net	(1,088)	1,598
Net cash provided by operating activities	303	9,861
Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(11,252)	(14,326)
Payments for mine development	(509)	(7,806)
Payments for acquisition	(16,504)	—
Proceeds from sale of property, plant, and equipment	27	827
Net cash (used in) investing activities	(28,238)	(21,305)
Cash flows from financing activities:
Proceeds from issuance of short-term debt, net	2,387	5,805
Proceeds from issuance of long-term debt	45,000	10,000
Repayment of long-term debt	(25,362)	(399)
Principal payments under capital lease obligations	(383)	(425)
Cash dividends paid	(3,899)	(3,704)
Deferred financing costs	(300)	—
Common shares withheld for taxes	(2,302)	(827)
Repurchase of common stock	(1,086)	(2,663)
Net cash provided by financing activities	14,055	7,787
Effects of exchange rate changes	913	406
Net change in cash and cash equivalents	(12,967)	(3,251)
Cash and cash equivalents at beginning of period	31,464	24,236
Cash and cash equivalents at end of period	$18,497	$20,985

Attachment 4
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Second Quarter Ended				Six Months Ended
(Millions)	June 30, 2017		July 1, 2016		June 30, 2017		July 1, 2016
Net Sales
Performance Alloys and Composites	$108.5		$97.7		$201.1		$188.3
Advanced Materials	157.1		113.6		271.8		221.7
Precision Coatings	30.2		38.5		63.6		75.3
Other	—		—		—		—
Total	$295.8		$249.8		$536.5		$485.3

Less: Pass-through Metal Cost
Performance Alloys and Composites	$15.8		$14.3		$29.2		$26.7
Advanced Materials	95.1		66.6		162.5		132.6
Precision Coatings	7.6		13.4		17.7		25.6
Other	1.2		1.6		2.0		2.6
Total	$119.7		$95.9		$211.4		$187.5

Value-added Sales (non-GAAP)
Performance Alloys and Composites	$92.7		$83.4		$171.9		$161.6
Advanced Materials	62.0		47.0		109.3		89.1
Precision Coatings	22.6		25.1		45.9		49.7
Other	(1.2)		(1.6)		(2.0)		(2.6)
Total	$176.1		$153.9		$325.1		$297.8

Gross Margin		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$22.8	25%	$16.3	20%	$39.1	23%	$34.0	21%
Advanced Materials	23.3	38%	19.1	41%	41.7	38%	34.9	39%
Precision Coatings	8.9	39%	9.5	38%	17.2	37%	19.5	39%
Other	(0.4)	—	0.4	—	(0.4)	—	0.3	—
Total	$54.6	31%	$45.3	29%	$97.6	30%	$88.7	30%

Operating Profit		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$5.5	6%	$0.2	—%	$5.7	3%	$1.7	1%
Advanced Materials	8.7	14%	7.3	16%	15.1	14%	12.5	14%
Precision Coatings	2.3	10%	2.3	9%	4.5	10%	6.4	13%
Other	(6.8)	—%	(4.0)	—	(12.2)	—	(7.3)	—
Total	$9.7	6%	$5.8	4%	$13.1	4%	$13.3	4%

	Second Quarter Ended				Six Months Ended
(Millions)	June 30, 2017		July 1, 2016		June 30, 2017		July 1, 2016
Special Items
Performance Alloys and Composites	$0.7		$—		$1.2		$—
Advanced Materials	0.3		—		1.3		—
Precision Coatings	—		—		—		—
Other	1.0		2.3		3.8		2.3
Total	$2.0		$2.3		$6.3		$2.3

Operating Profit Excluding Special Items		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$6.2	7%	$0.2	—%	$6.9	4%	$1.7	1%
Advanced Materials	9.0	15%	7.3	16%	16.4	15%	12.5	14%
Precision Coatings	2.3	10%	2.3	9%	4.5	10%	6.4	13%
Other	(5.8)	—	(1.7)	—	(8.4)	—	(5.0)	—
Total	$11.7	7%	$8.1	5%	$19.4	6%	$15.6	5%

The cost of gold, silver, platinum, palladium, and copper is passed through to customers and, therefore, the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales are a non-GAAP measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs, and these costs are not deducted from net sales to calculate value-added sales.

The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measures - Profitability
(Unaudited)

	Second Quarter Ended		Six Months Ended
(Millions except per share amounts)	June 30, 2017	July 1, 2016	June 30, 2017	July 1, 2016
GAAP as Reported
Net Sales	$295.8	$249.8	$536.5	$485.3
Operating profit	9.7	5.8	13.1	13.3
Net income	7.3	5.5	10.4	10.9
EPS - Diluted	$0.36	$0.27	$0.51	$0.54

Operating Profit Special Items
Cost reductions	$0.7	$—	$1.4	$—
Legacy environmental costs	—	0.4	0.2	0.4
CEO transition	0.9	—	2.6	—
Acquisition costs	0.4	1.9	2.1	1.9
Total operating profit special items	$2.0	$2.3	$6.3	$2.3
Operating Profit Special Items - net of tax	$1.3	$1.5	$4.1	$1.5
Tax Special Item	$—	$(0.9)	$—	$(0.9)

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$176.1	$153.9	$325.1	$297.8
Operating profit	11.7	8.1	19.4	15.6
Operating profit % of VA	6.6%	5.3%	6.0%	5.2%
Net income	8.6	6.1	14.5	11.5
EPS - Diluted	$0.42	$0.31	$0.71	$0.57

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including gross margin, operating profit, segment operating profit, net income, and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation and Attachment 4, we have adjusted the results for certain special items such as CEO transition costs, cost reduction initiatives (i.e., asset impairment charges and severance), legacy environmental costs, merger and acquisition costs, and certain income tax items from the applicable GAAP measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Attachment 6
Materion Corporation and Subsidiaries
Value-added sales by Market
(Unaudited)

	Second Quarter Ended			Six Months Ended
(Millions)	June 30, 2017	July 1, 2016	% Change	June 30, 2017	July 1, 2016	% Change
Materion Corporation
Consumer Electronics	$52.1	$45.9	13.5%	$96.5	$86.1	12.1%
Industrial Components	26.6	22.2	19.8%	49.5	42.8	15.7%
Medical	15.9	17.5	(9.1)%	32.5	35.8	(9.2)%
Automotive Electronics	13.7	13.6	0.7%	26.3	26.3	—%
Defense	13.7	15.1	(9.3)%	26.7	29.3	(8.9)%
Energy	12.6	7.5	68.0%	21.3	16.4	29.9%
Telecom Infrastructure	8.7	9.0	(3.3)%	15.4	16.8	(8.3)%
Other	32.8	23.1	42.0%	56.9	44.3	28.4%
Total	$176.1	$153.9	14.4%	$325.1	$297.8	9.2%
Performance Alloy and Composites
Consumer Electronics	$18.1	$16.6	9.0%	$34.7	$31.4	10.5%
Industrial Components	20.5	18.2	12.6%	37.8	34.3	10.2%
Medical	1.8	1.8	—%	3.8	3.6	5.6%
Automotive Electronics	13.0	13.0	—%	25.1	24.9	0.8%
Defense	6.7	9.6	(30.2)%	14.1	19.3	(26.9)%
Energy	4.6	4.4	4.5%	9.6	10.0	(4.0)%
Telecom Infrastructure	6.5	6.7	(3.0)%	11.7	12.1	(3.3)%
Other	21.5	13.1	64.1%	35.1	26.0	35.0%
Total	$92.7	$83.4	11.2%	$171.9	$161.6	6.4%
Advanced Materials
Consumer Electronics	$29.7	$24.2	22.7%	$54.1	$45.5	18.9%
Industrial Components	4.5	3.4	32.4%	8.2	6.4	28.1%
Medical	3.3	3.0	10.0%	5.8	5.8	—%
Automotive Electronics	—	—	—%	—	—	—%
Defense	3.0	1.8	66.7%	5.0	3.3	51.5%
Energy	8.0	3.1	158.1%	11.8	6.3	87.3%
Telecom Infrastructure	2.2	2.4	(8.3)%	3.8	4.7	(19.1)%
Other	11.3	9.1	24.2%	20.6	17.1	20.5%
Total	$62.0	$47.0	31.9%	$109.3	$89.1	22.7%
Precision Coatings
Consumer Electronics	$4.2	$5.1	(17.6)%	$7.7	$9.2	(16.3)%
Industrial Components	1.6	0.6	166.7%	3.4	2.1	61.9%
Medical	10.8	12.7	(15.0)%	22.9	26.5	(13.6)%
Automotive Electronics	0.7	0.6	16.7%	1.2	1.4	(14.3)%
Defense	4.0	3.7	8.1%	7.6	6.7	13.4%
Energy	—	—	—%	—	—	—%
Telecom Infrastructure	—	—	—%	—	—	—%
Other	1.3	2.4	(45.8)%	3.1	3.8	(18.4)%
Total	$22.6	$25.1	(10.0)%	$45.9	$49.7	(7.6)%

Eliminations	$(1.2)	$(1.6)		$(2.0)	$(2.6)
Prior year numbers have been restated to conform to the current year presentation.